Exhibit 99.1

Jon S. Saxe Appointed to the Board of Directors of DURECT Corporation

CUPERTINO, Calif., Sept. 23 /PRNewswire-FirstCall/—DURECT Corporation (Nasdaq: DRRX) announced today that the company has appointed Jon S. Saxe to its Board of Directors to replace James R. Butler who stepped down as a member of the Board of Directors in June 2003. Mr. Saxe will begin in his new capacity immediately. The appointment of Mr. Saxe maintains the current DURECT Corporation Board membership at eight.

“Jim Butler served DURECT very well during the past formative years with his operating industry experience. We are grateful for his service and dedication over the past four years and wish him continued success,” stated Dr. Felix Theeuwes, Chairman and Chief Scientific Officer of DURECT.

“Mr. Saxe is a strong addition to our Board, and we are proud and fortunate to have someone of Jon’s experience and capability to serve on our Board,” continued Dr. Theeuwes. “The wealth of industry knowledge, leadership and extensive experience that Jon brings from his years as an executive at Protein Design Labs and Hoffman-LaRoche will be of great value to our Board.”

Mr. Saxe is presently a Director of numerous biotechnology and pharmaceutical companies including Protein Design Labs, Incyte Genomics, First Horizon Pharmaceuticals, SciClone, Questcor, InSite Vision, ID Biomedical Corporation and several private companies.

From January 1995 to May 1999, Mr. Saxe was President of Protein Design Labs Inc., a leading company in the development of humanized antibodies. During 1999, he was an Executive-in-Residence at Institutional Venture Partners, a venture capital firm. Mr. Saxe served as President of Saxe Associates, a biotechnology and pharmaceutical consulting firm, from May 1993 to December 1994. He served as President, Chief Executive Officer and as a Director of Synergen, Inc., a biopharmaceutical company, from October 1989 to April 1993. From August 1984 through September 1989, Mr. Saxe was Vice President, Licensing and Corporate Development at Hoffmann-LaRoche and also head of the patent law department and Associate General Counsel at the company from September 1978 through September 1989. Mr. Saxe received his B.S. in Chemical Engineering from Carnegie-Mellon University, a J.D. from George Washington University School of Law and an LL.M. from New York University School of Law.

DURECT Corporation (www.durect.com) is pioneering the development and commercialization of pharmaceutical systems for the treatment of chronic debilitating diseases and enabling biotechnology-based pharmaceutical products. DURECT’s goal is to deliver the right drug to the right site in the right amount at the right time. DURECT’s lead product in development, the CHRONOGESIC® (sufentanil) Pain Therapy System is a 3-month product for the treatment of chronic pain. DURECT owns three proprietary drug delivery platform technologies, including the SABER™ Delivery System (a patented and versatile depot injectable useful for protein delivery), the MICRODUR™ Biodegradable Microparticulates (microspheres injectable system) and the DURIN™ Biodegradable Implant (drug-loaded implant system).

NOTE: CHRONOGESIC®, SABER™, MICRODUR™ and DURIN™ are trademarks of DURECT Corporation.

The statements in this press release regarding DURECT’s products in development and product development plans are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, DURECT’s ability to complete the design, development, and manufacturing process development of its products, manufacture and commercialize its products, obtain product and manufacturing approvals from regulatory agencies, manage its growth and expenses, manage relationships with third parties, finance its activities and operations, as well as marketplace acceptance of DURECT’s products. Further information regarding these and other risks is included in DURECT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC on March 14, 2003, DURECT’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed with the SEC on August 8, 2003 and other periodic reports filed with the SEC under the heading “Factors that may affect future results.”

CHRONOGESIC® is under development by DURECT and has not been submitted or approved for commercialization by the US Food and Drug Administration or other health authorities.

CONTACT: Schond L. Greenway, Senior Director, Investor Relations and Strategic Planning of DURECT Corporation Phone: +1-408-777-1417

Source: DURECT Corporation